Exhibit 99.1

(BW) (WA-AMAZON.COM) (AMZN) JOHN SEELY BROWN ELECTED TO AMAZON.COM BOARD OF DIRECTORS

SEATTLE—(BUSINESS WIRE)—June 30, 2004—John Seely Brown, formerly the Chief Scientist of Xerox Corporation and director of the Xerox Palo Alto Research Center (PARC) has been elected to serve on Amazon.com’s (NASDAQ: AMZN) board of directors. He is currently a visiting scholar at the Annenberg Center for Communication at the University of Southern California.

Brown becomes the eighth board member and seventh independent member to sit on Amazon.com’s board of directors.

“John is one of the most innovative thinkers when it comes to the application of technology and its impact on the individual,” said Jeff Bezos, founder and CEO of Amazon.com. “His pioneering work in the fields of organizational learning, complex adaptive systems, and ubiquitous computing make him an outstanding addition to our board.”

“One of the things that I’ve always admired about Amazon.com is the way it puts the customer at the center of innovation,” said Brown. “Amazon is constantly introducing new features and services designed to make their customers’ lives easier, and I’m very pleased to be joining its board of directors.”

Brown received a BA in mathematics from Brown University and a PhD from the University of Michigan in computer and communication sciences. He is a Trustee of Brown University and the MacArthur Foundation, and serves on the boards of directors for Corning, Varian Medical Systems and Polycom Worldwide, as well as on numerous advisory boards. He has published over 100 papers in scientific journals and is the author two books, Seeing Differently: Insights on Information, and The Social Life of Information.

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and sellers list millions of unique new and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, kids and baby and home and garden.

Amazon.com operates six Web sites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.ca.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, significant amount of indebtedness, competition, commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, foreign exchange rates, management of potential growth, system interruption, international expansion, consumer trends, inventory, fulfillment center optimization, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and all subsequent filings.

Contact:	Amazon.com Public Relations
Patty Smith
206-266-7180

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